Exhibit 99.1

Contact:
Shelly Whitaker, APR

shelly.whitaker
@advanceautoparts.com

Direct	540-561-8452
Fax	540-561-6445

ADVANCE AUTO PARTS ANNOUNCES CHANGE OF CHIEF FINANCIAL OFFICER

ROANOKE, Va., January 23, 2008 – Advance Auto Parts, Inc., (NYSE: AAP), a leading automotive aftermarket retailer of parts, batteries, accessories, and maintenance items, today announced that Michael Moore has resigned his position as Executive Vice President and Chief Financial Officer to pursue other business opportunities, effective February 1, 2008.  Mr. Moore joined Advance in December 2005.

“I want to personally thank Michael for his dedicated service to Advance Auto Parts, its customers, Team Members and stockholders,” said President and Chief Executive Officer Darren Jackson.

Advance also announced that it has named Michael “Mike” Norona as its Executive Vice President and Chief Financial Officer.   In this role as CFO, Mr. Norona will be responsible for all financial aspects of the company, including accounting, internal audit, investor relations, treasury and tax, budgeting and financial management and risk finance and claims.  Mr. Norona will be a member of Advance’s Executive Committee, and will report directly to Jackson.

“We are very excited to have an executive of Mike’s caliber join our company,” said Jackson.  “Mike’s global experience, financial experience and long track record of successes is going to be an asset to our team.”

Prior to joining Advance, Mr. Norona spent his entire 19-year career in various finance capacities with Best Buy, the first 14 of which were with Future Shop, a Best Buy subsidiary in Canada.  He has held escalating Finance leadership roles, including officer positions in Shared Services, Retail Decision Support and Head of Finance of Future Shop.  Mr. Norona brings significant hands on experience in many aspects of retail and finance through his direct involvement in the company's significant growth. In 2006, Mike expanded the Financial Services area as a new growth opportunity for Best Buy and he most recently served as Best Buy's President of Financial Services.

Mr. Norona has a Bachelor’s of Commerce Degree in Accounting from the University of British Columbia, Canada, as well as Professional Accounting Designation (CGA).   He is a member of the Certified General Accountants of Canada.

Advance Auto Parts Announces Change of Chief Financial Officer
January 23, 2008

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts is the second-largest retailer of automotive aftermarket parts, accessories, batteries, and maintenance items in the United States, based on store count and sales. As of October 6, 2007, the Company operated 3,228 stores in 40 states, Puerto Rico, and the Virgin Islands. The Company serves both the do-it-yourself and professional installer markets.

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